Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

NKGen Biotech, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock	457(c)	8,676,959(1)(4)	$2.96(5)	$25,683,799	$0.00014760	$3,791

Fees to Be Paid	Equity	Warrants	457(i)	5,246,033(2)(4)	—	—	—	— (6)

Fees to Be Paid	Equity	Common Stock	457(c)	30,859,362(3)(4)	$2.96(5)	$91,343,712	$0.00014760	$13,482

	Total Offering Amounts					$117,027,511		$17,273

	Total Fees Previously Paid							$—

	Total Fee Offsets							$—

	Net Fee Due							$17,273

(1)Represents (i) 4,721,533 shares of Common Stock issuable upon the exercise of private warrants at an exercise price of $11.50 per share of Common Stock (the “Private Warrants”), (ii) 3,432,286 shares of Common Stock issuable upon the exercise of the public warrants, (iii) 523,140 shares of Common Stock issuable upon the exercise of warrants issued in connection with conversion of working capital loans (the “Working Capital Warrants”).

(2)Represents (i) 4,721,533 Private Warrants, (ii) 523,140 Working Capital Warrants and (iii) 1,360 Public Warrants held by James A. Graf registered for resale by the selling securityholders identified in this prospectus.

(3)Represents (i) 1,080,000 shares of Common Stock issued in connection with forward purchase agreement and forward purchase funding amount subscription agreement entered into on September 29, 2023, (ii) 1,320,000 shares of Common Stock issuable upon the conversion of the senior convertible notes, (iii) 1,000,000 shares of Common Stock issuable upon the exercise of warrants issued in connection with the securities purchase agreement, (iv) 10,209,994 shares of Common Stock issuable upon the exercise of warrant in connection with the warrant subscription agreements, and (v) up to 17,249,368 shares of common stock pursuant to that certain amended and restated registration rights agreement between us and the selling securityholders granting such holders registration rights with respect to such shares.

(4)Includes an indeterminable number of additional securities that, pursuant to Rule 416 under the Securities Act of 1933, as amended, may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the securities to be offered by the selling securityholders.

(5)Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales price of the Registrant’s ordinary shares as reported on the Nasdaq Stock Market on October 18, 2023.

(6)In accordance with Rule 457(i), the entire registration fee for the Private Warrants, Working Capital Warrants and relevant Public Warrants is allocated to the Common Stock underlying the Private Warrants, the Public Warrants and the Working Capital Warrants.